Exhibit 32.2

CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER

In connection with the quarterly report of General Maritime Corporation (the “Company”) on Form 10-Q for the three months ending June 30, 2003, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned Chief Financial Officer of the Company, hereby certifies pursuant to 18 U.S.C. § 1350 that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

This certification is made solely for purpose of 18 U.S.C. Section 1350, and not for any other purpose.

August 14, 2003

/s/ William Viqueira
William Viqueira

Vice President and Chief Financial Officer